Exhibit (a)(5)(B)

Proposed Acquisition of Ultralife:

Expands Differentiated Battery Technologies and Accelerates Defense Growth



Leading provider of rechargeable and non-rechargeable batteries, battery systems, and related accessories for military communications and other specialized applications

Planned Transaction Overview

Consideration and Valuation	• Proposed acquisition of Ultralife (NASDAQ:ULBI) • Enterprise value of ~$320M • Implies 8.3x synergy-adjusted TTM Adj EBITDA multiple[2]
Integration and Financial Benefits	• Following closing, plan to integrate into Precision Power Solutions segment • Expect to deliver $15M-20M annual run-rate cost synergies within ~18 months after closing • Expected to be accretive to Adj EPS within ~18 months after closing[1]
Funding	• Expected to be funded through cash on hand
Timing and Approvals	• Closing anticipated in Q4 FY’27 • Subject to customary closing conditions including required regulatory approvals

[1] Excluding transaction and integration costs and other non-recurring items
[2] Multiple calculated using TTM Adj EBITDA per ULBI earnings release and midpoint of $15M to $20M annual run-rate cost synergies

Q2 FY27 Earnings | *© 2026 EnerSys. All Rights Reserved.* 1

Proposed Acquisition of Ultralife:

Offers Compelling Strategic and Financial Benefits

Compelling strategic rationale…

ULTRALIFE

1. **Expands EnerSys' advanced defense power technology portfolio**
2. **Increases scale and broadens exposure to the large and rapidly growing defense market**
3. **Deepens customer relationships**
4. **Supports an attractive financial profile**

…well-aligned with our stated acquisition criteria

Filter	Criterion	Met
Strategic Filters	Aligns with Growth Priorities	✓
	Accelerates Technical Evolution in Our Markets	✓
	Adds Differentiating Technology for Portfolio Transformation	✓
	Increases Energy Solutions Capabilities and/or Reach	✓
	Increases Customer Intimacy	✓
	Deepens Services or Software Capabilities	
	Drives Share of Wallet within Customer Base	✓
Financial Filters	Cost and/or Revenue Synergies	✓
	Higher than GDP Growth / Earnings	✓
	Accretive Margins	✓
	ROIC > WACC	✓

Q2 FY27 Earnings | *© 2026 EnerSys. All Rights Reserved.* 2